Exhibit 2.1

SELL/PURCHASE AGREEMENT

This Sell/Purchase Agreement (the "Agreement"), entered into this March 31 ,2010, (the "Effective Date") by and between. Barry Wicker (hereinafter referred to as "Seller"), located at 6430 N. Drake Ave., Lincolnwood, Illinois 60712, and Artfest International, Inc. (hereinafter referred to as "Artfest"), located at 13342 Midway Road, Dallas, Texas 75244, set forth the following terms and conditions under which Seller and Artfest agree as follows:

Seller and Artfest desire to enter into this Agreement to arrange the sale and purchase of a sculpture attributed to Pablo Picasso (the "Picasso"), and to set forth the rights and the duties of the parties hereto.

Artfest is in the business of acquiring, duplicating and marketing rare and select art and art reproductions, and various other items, distributed through promotional events, art galleries, and direct marketing, as a part of its business.

Seller desires to sell the Picasso; add Artfest desires to purchase the Picasso.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, terms and conditions contained herein, it is hereby agreed as follows:

1.	Seller agrees to sell, and Artfest agrees to purchase, the following described property:

SCULPTURE ATTRIBUTED TO PABLO PICASSO

Title: 'Rendering of Francoise Gilot'

Inscriptions: Signed (Carved): '2-6-49 Picasso'

Medium: Wood

Dimensions: 66'' h, 27" w, approx. 100 lbs.

2.	Seller agrees to the following Terms, Procedures and Purchase Amount:

SELLER FULLY AUTHORIZES ARTFEST TO ASSIGN THE PICASSO FOR THE PURPOSE OF COLLATERALIZING THE PURCHASE AMOUNT.

SELLER AGREES TO TRANSFER THE PICASSO TO AN AGREED UPON SECURE VAULT DEPOSITORY OR BANK, IF REQUIRED BY A FUNDER, FOR ARTFEST TO ARRANGE AND SECURE THE PURCHASE AMOUNT DUE THE SELLER.

SELLER AGREES, UPON RECEIPT OF TWO MILLION FIVE HUNDRED THOUSAND DOLLARS US AND FIFTY MILLION DOLLARS IN ARTFEST STOCK WARRANTS, TO TRANSFER ALL TITLE AND OWNERSHIP RIGHTS OF THE PICASSO TO ARTFEST.

3.
Seller warrants it has good and legal title to the Picasso, full authority to sell, the Picasso, and that the Picasso shall be sold free and clear of all liens, encumbrances, liabilities and adverse claims of every nature and description whatsoever.

4.	Seller confirms all rights of ownership to include all copyrights, rights to duplicate, and Seller warrants all legal right thereto with full authority to transfer said rights to Artfest

5.
The Picasso is sold in appraised condition, as detailed in the Veritas Fine Art appraisal report and made a part of this Agreement by reference herein; Artfest relying on the accuracy and legitimacy of the appraisal report in accepting the offer for sale, and making an offer to purchase the Picasso; and is subject to verification and confirmation by an Accredited US Appraiser, at Artfest's expense and choosing, showing equal or greater value of the described property, as stipulated in the Veritas Fine Art appraisal.

6.
The agreement for purchase of the Picasso shall be contingent upon Artfest obtaining the funds for purchase. If a commitment for financing is not obtained by Artfest within 30 days from the Effective Date of this Agreement, all rights of assignment of the Picasso to Artfest shall become null and void, unless extended by written agreement between the parties.

7.
This Agreement shall he governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. This Agreement may only be amended or modified by written agreement between the parties.

8.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event any provision or term is deemed to be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve compliance with such applicable law.

9.
All notices and other communications shall he in writing and shall, he given to the other party by hand delivery, or by email, or by registered or certified mail, return receipt requested, postage prepaid,, addressed as below.

10.
Seller agrees that this Agreement is proprietary information and is highly confidential in nature and constitutes trade secrets of Artfest Seller acknowledges that disclosure of proprietary information could (i) damage carefully planned marketing, publicity, advertising and promotional strategies. and. (ii) reduce interest in the final product.

11.	In any action concerning enforcement or interpretation of this Agreement, the prevailing party shall be entitled to recover its actual attorney's fees and costs.
12.
Each party acknowledges that each has had opportunity to consult with counsel of its own choosing concerning the terms, enforceability and implications of the agreement, and that Seller and Artfest have not made any representations or warranties to the other concerning the terms, enforceability or implications other than as reflected in this Agreement.

13.	This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, Seller and Artfest have hereunto set their hand, and caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

SELLER:	PURCHASER:

6430 N. Drake Avenue	13342 Midway Road, Suite 250
Lincolnwood, Illinois 60712	Dallas, Texas 75244
Phone:415 571-8760	Phone: 877 278-6672
MasonicArtSeller@gmail.com	EVakser@ArtFestInternational.com